Exhibit 4.38

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as amended, restated, amended and restated, modified or otherwise supplemented from time to time this “Agreement”) is dated as of December 4, 2023 (the “Effective Date”) among Hub Cyber Security Ltd., an Israeli company (“Lender”) and Blackswan Technologies, Inc., a Delaware corporation (“Borrower”), and provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 8. Lender and Borrower agree as follows:

1. LOAN AND TERMS OF PAYMENT

1.1 Loan.

(a) Term Loan Advances. Subject to the terms and conditions of this Agreement, Lender may make, at its sole discretion and subject to the receipt by Lender of any required corporate approvals, advances to Borrower (each, a “Term Loan Advance” and collectively, the “Term Loan Advances”), from time to time, during the period commencing on the Effective Date until June 30, 2024, in an aggregate principal amount of up to six million dollars ($6,000,000). In order to request a Term Loan Advance, Borrower must notify Lender by electronic mail of the amount of Term Loan Advance that Borrower requests to borrow and the account to which Borrower requests Lender wire such Term Loan Advance. After repayment, no Term Loan Advance may be re-borrowed.

(b) Principal and Interest Payments. All unpaid principal and accrued and unpaid interest on any Term Loan Advance is due and payable in full on the Maturity Date.

(c) Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Term Loan Advances and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

(d) Use of Proceeds. The funds received by Borrower from Lender on account of the Loan Term Advances shall be used to pay suppliers necessary for the performance of the obligations of Borrower and its Affiliates under services agreements, including, for the avoidance of doubt, the Software as a Service Agreement between ING Bank N.V. and BlackSwan Technologies GmbH (“BST Germany”), entered into on or around the date of this Agreement (the “ING Agreement”).

1.2 Prepayment.

(a) Mandatory Prepayment Upon an Acceleration. If the repayment date of any Term Loan Advance is accelerated by Lender following the occurrence of an Event of Default (as defined below), Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all accrued and unpaid interest with respect to each Term Loan Advance through the date the prepayment is made, plus (ii) all unpaid principal with respect to each Term Loan Advance, plus (iii) all other unpaid sums, if any, that shall have become due and payable hereunder with respect to this Agreement as of the date of repayment.

(b) Voluntary Prepayment. Borrower shall have the option to prepay all or part of the Term Loan Advances advanced by Lender under this Agreement provided Borrower (i) provides written notice to Lender of its election to prepay the Term Loan Advance at least two (2) Business Days prior to such prepayment, and (ii) pays, on the date of the prepayment (A) all accrued and unpaid interest with respect to such part of the Term Loan Advances being prepaid through the date the prepayment is made; plus (B) all unpaid principal with respect to such part of the Term Loan Advances being prepaid.

1.3 Calculation of Interest on the Term Loan Advances.

(a) Interest Rate. The principal amount outstanding for each Term Loan Advance shall accrue interest from and after the Effective Date at a fixed rate per annum equal to fifteen percent (15%), which interest shall be payable in accordance with Section 1.1(b).

(b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, overdue Obligations shall bear interest at a fixed rate per annum equal to eighteen percent (18%) until the full repayment of all the Obligations.

(c) Interest Computation. Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 2:00 p.m. Israel time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Term Loan Advance shall be included and the date of payment shall be excluded.

1.4 Payments.

(a) Method; Delivery. All payments to be made by Borrower hereunder shall be made in immediately available funds in Dollars, before 2:00 p.m. Israel time on the date when due to Lender in accordance with wire transfer instructions to an account to be specified by Lender by notice in writing to Borrower. Payments of principal and/or interest received after 2:00 p.m. Israel time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Tax.

(i) Borrower shall promptly pay any documentary, stamp or other equivalent tax or duty payable on or by reference to this Agreement, and shall, on the Lender’s demand, fully indemnify Lender against any costs, losses, liabilities and expenses resulting from any failure or delay by Borrower to pay such a tax.

(ii) Borrower shall make all payments to be made by Borrower hereunder without any tax deduction, provided that if a tax deduction is required by law (i) Borrower shall promptly upon becoming aware that it must make a tax deduction notify Lender and (ii) the amount of the payment due from Borrower shall be increased to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required.

2. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

2.1 Payment Default. Borrower fails to make any payment of principal or interest on any Term Loan Advance within two (2) Business Days after such Obligations are due and payable (which two (2) Business Day cure period shall not apply to payments due on the Maturity Date).

2.2 Insolvency. (a) Borrower or any Subsidiary thereof begins an Insolvency Proceeding; (b) an Insolvency Proceeding is begun against Borrower or any Subsidiary thereof and is not dismissed or stayed within thirty (30) days; (c) Borrower or any Subsidiary thereof ceases, threatens to cease, or suspends carrying on its business or a substantial part of its business; or (d) any other event (whether related or not) occurs in the business affairs, assets or condition (financial or otherwise) of Borrower or its Affiliates, the effect of which is, in the reasonable opinion of Lender, to materially imperil, delay or prevent the due fulfillment by Borrower of any of its payment obligations or other undertakings under this Agreement.

2.3 Change in Control. The occurrence of a Change in Control.

2.4 Breach of Obligations and Covenants. Borrower and BST Germany fail to perform any of their respective obligations or covenants set forth under this Agreement and any other document related thereto.

3. LENDER’S RIGHTS AND REMEDIES

3.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may (i) declare all Obligations immediately due and payable, (ii) exercise any of the rights and remedies available under applicable law and this Agreement and (iii) take all actions it deems fit to realize, at Borrower’s expense, any of the security interests created under this Agreement, including the Pledge, in whole or in part, whether by appointment, or application to a competent court or the execution office for appointment, of a receiver or by any other method permitted under applicable law.

3.2 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement are cumulative. Lender has all rights and remedies provided by law or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

3.3 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

3.4 Right in Proceedings. Lender shall be entitled, in any proceedings concerning the liquidation, bankruptcy, judicial management, winding-up or receivership (or similar proceedings) of the Borrower, to (i) demand, claim, collect and enforce and prove the Obligations and give acquittance thereunder; (ii) file any claims and proofs, give receipts and take all such proceedings and do all such things as Lender see fit to recover the Obligations; and/or (iii) receive all distributions on and payments with respect to the Obligations.

4. Security

4.1 Each of Borrower and BST Germany hereby grants to Lender, for Lender’s exclusive benefit, a first ranking fixed charge and pledge in all of the rights and interests of Borrower, BST Germany and their Subsidiaries (i) under any agreements entered into by any of them following the Effective Date, including for the avoidance of doubt, the ING Agreement, and any rights to receive proceeds thereunder and (ii) in any Intellectual Property, as a continuing security for the full and punctual payment and performance when due (whether at stated maturity, acceleration or otherwise) of all Obligations hereunder (the “Pledge”). Each of Borrower and BST Germany further covenants to execute, and covenants to cause its Subsidiaries to execute, any document, including without limitation, the Intellectual Property Security Agreement in the form attached hereto as Exhibit A and the Security Assignment in the form attached hereto as Exhibit B, or do any act or thing which in the reasonable determination of Lender is necessary to create, perfect, register or give effect to the Pledge and the realization thereof in accordance with the terms hereof and any applicable law.

4.2 The security under the Pledge constituted by this Agreement shall constitute and be a continuing security notwithstanding any settlement of account or other matter and shall not be considered satisfied by any intermediate payment of all or any of the Obligations and shall continue in full force and effect until the Obligations will be paid in full.

4.3 Neither Borrower nor BST Germany shall do or agree to do any of the following (and each of Borrower and BST Germany shall ensure that none of its Subsidiaries will) without the prior written consent of the Lender: (i) create or permit to subsist any lien on any of the pledged assets under the Pledge other than as created by this Agreement; or (ii) sell, transfer, lease, lend or otherwise dispose of (whether by a single transaction or a number of transactions and whether related or not and whether voluntarily or involuntarily) the whole or any part of its interest in any pledged asset under the Pledge.

5. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any party may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 4.

If to the Lender:

HUB Cyber Security Ltd.

30 Ha’Masger St.

Tel Aviv 6721117, Israel

Tel: +972-3-924-4074

Email Address: Osher Partok Rheinisch, Chief Legal Officer

Attention: osher.p.rheinisch@hubsecurity.io

With a copy (for informational purposes only) to:

Goldfarb, Gross, Seligman & Co.

One Azrieli Center, Round Building

Tel-Aviv 67021, Israel

Attention: Adam M. Klein; Daniel P. Kahn

Email: adam.klein@goldfarb.com; daniel.kahn@goldfarb.com

If to the Buyer:

Blackswan Technologies, Inc.

150 Menachem Begin Rd.

Tel-Aviv 6492128, Israel

Attention: [                ]

Email: [                ]

6. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Israeli law governs this Agreement without regard to principles of conflicts of law. The parties hereto each (x) submit to the exclusive jurisdiction of the courts in Tel Aviv, Israel and (y) agree not to bring any action or suit arising out of or relating to this Agreement in any other court. Each of the parties hereto submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of the parties waives any objection that it may have based upon lack of personal jurisdiction, improper venue (including by reason of its current or future domicile), or forum non conveniens and consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of the parties agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in Section 4 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of actual receipt thereof or three (3) days after deposit in the mail, proper postage prepaid.

This Section 6 shall survive the termination of this Agreement.

7. GENERAL PROVISIONS

7.1 Indemnification. Borrower agrees to protect, defend, indemnify and hold harmless the Lender against and in respect of any and all loss, damage, cost, or expense of Lender as and when incurred as a result of this Agreement, including any breach of the provisions hereof, and any cost or expenses, including reasonable legal fees incurred in connection with enforcing the rights of Lender hereunder.

7.2 Related Costs. Borrower shall reimburse Lender, within seven (7) Business Days of Lender’s written request, for all reasonable costs, fees and expenses (including reasonable legal fees) incurred in connection with the acceleration of the Obligations and the enforcement of the Lender’s rights hereunder.

7.3 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and/or all Obligations have been satisfied. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

7.4 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No party hereto may assign this Agreement or any rights or obligations under it without the other party’s prior written consent (which may be granted or withheld in such party’s discretion), provided that Lender will be entitled to assign its rights, duties and obligations hereunder to any one or more Affiliates of Lender.

7.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

7.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Agreement, or waiver, discharge or termination of any obligation under this Agreement, shall be enforceable unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on this Agreement. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. This Agreement represents the entire agreement about this subject matter and supersede prior negotiations or agreements.

7.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (in each case, including via facsimile, .pdf or other electronic means), each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

7.8 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

7.9 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

7.10 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

8. DEFINITIONS

8.1 Definitions. As used herein, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” is any day that is not a Saturday, Sunday or a legal holiday on which banks located in Tel Aviv, Israel are closed for business.

“Change in Control” is defined as any of the following: (i) any consolidation or merger of Borrower with or into one or more entities, the sale of any equity securities of Borrower, or any other transaction or series of transactions, whether or not Borrower is a party thereto, as a result of which the equityholders of Borrower immediately prior to such consolidation, merger, sale or transaction or their Affiliates no longer own directly or indirectly equity securities representing a majority of economic interests in or voting power of Borrower or other surviving entity; or (ii) any sale, lease or other transfer in one transaction or a series of transaction of all or substantially all of the assets of Borrower and its Subsidiaries on a consolidated basis.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Insolvency Proceeding” is any proceeding by or against any Person under any bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means any and all of the following: patents and patent applications (including design patents, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, restorations of any of the foregoing, and other and similar rights), industrial designs, copyrights or works of authorship (including proprietary rights with respect to software and databases, whether or not copyrightable), and all registrations, applications for registration, and renewals of any of the foregoing, mask work rights, rights with respect to trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential or proprietary information, trademark rights, trade dress rights, and similar rights with respect to indicia of source or origin, rights with respect to data and any other intellectual, proprietary or industrial property rights, whether arising under the laws of the United States or any other jurisdiction.

“Maturity Date” is January 1, 2025.

“Obligations” are Borrower’s obligations to pay when due any principal and interest and any other payments, including expenses, under this Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

BLACKSWAN TECHNOLOGIES, INC.

By:	/s/ Ranan Grobman
	Name:	Ranan Grobman
	Title:	Director

AGREED AND ACKNOWLEDGED:

BST GERMANY:

BLACKSWAN TECHNOLOGIES GMBH

By:	/s/ Ranan Grobman
	Name:	Ranan Grobman
	Title:	Director

LENDER:

HUB CYBER SECURITY LTD.

By:	/s/ Osher Partok Rheinisch
	Name:	Osher Partok Rheinisch
	Title:	CLO

By:	/s/ Kobi Levi
	Name:	/s/ Kobi Levi
	Title:	CFO

Exhibit A

Intellectual Property Security Agreement

Exhibit B

Security Assignment